EXHIBIT 99.1

NEWS RELEASE

CONTACT:	Eileen H. Dunn

Vice President, Investor Relations/Public Relations 561/438-4930 edunn@officedepot.com

Brian Levine Director, Public Relations 561/438-2895 blevine@officedepot.com

OFFICE DEPOT ANNOUNCES THIRD QUARTER 2003 RESULTS

(Delray Beach, Fla.) October 16, 2003 – Office Depot, Inc. (NYSE: ODP), today announced third quarter results for the fiscal period ended September 27, 2003. All results are reported on a GAAP basis unless otherwise noted.

Total Company sales for the third quarter grew 13% to $3.2 billion compared to the third quarter of 2002. For the first nine months of 2003, sales grew 7% to $9.1 billion compared to the same period of 2002. Worldwide comparable sales in the 902 stores and 37 delivery centers that have been open for more than one year decreased 1% for the third quarter and 2% for the first nine months of 2003. Worldwide e-commerce sales grew 24% to $672.1 million during the quarter, and by 23% to $1.9 billion for the first nine months of 2003.

Operating profit for the third quarter 2003 was $141.5 versus $142.1 million reported in the third quarter of 2002. Earnings per share rose to $0.29 for the third quarter compared to $0.28 for the same period last year.

For the first nine months of 2003, operating profit was $384.5 million compared to $397.8 million reported in the same period in 2002. Earnings per share for the first nine months of 2003 were $0.74, compared to the $0.78 reported for the first nine months of 2002.

Bruce Nelson, Office Depot’s Chairman & CEO, commented, “We accomplished a great deal during the third quarter. We completed the final funding of our Guilbert acquisition and made great strides in the integration process. We began implementing a furniture re-merchandising initiative in our NA retail stores and moved forward with our Millennium remodel test. During the period, we also completed a $400 million debt offering. As a result, our balance sheet remains very strong and we ended the quarter with a cash balance exceeding $800 million.

International

“Overall, our International segment continued to reflect strong operating results, as evidenced by our solid sales performance in the UK, Ireland, Switzerland, Spain and Italy. Germany and France still have some signs of weakness, but both showed accelerating results through the third quarter. Overall, sales results improved across Europe as the quarter progressed.

“The integration of our Guilbert acquisition remains on track to achieve the synergies and accretion of $0.12–$0.15 per share in FY2004 that we have previously outlined. This highly strategic acquisition virtually doubles our size in Europe, and is complementary to our existing profitable European business.

North American Business Services Group (BSG)

“Our e-commerce businesses continue to show sales improvement, and we remain on track to achieve $2.5 billion in worldwide sales. Contract sales grew slightly less than expected because of the Company’s strong position in California, where ongoing budget issues are having a big impact on the local economy. Our large customer segment outside of California grew nicely, and our investment in this segment continues to pay dividends. We saw no real improvement in catalog sales, but remain optimistic that actions we are taking will lead to accelerated growth in this segment. As expected, excluding the impact of adopting EITF 02-16, gross margins in the quarter were down compared to a year ago because of a higher mix of national contract sales. On the expense side, we continue to make improvements in productivity and efficiency that should continue to reduce our cost structure throughout the balance of the year.

North American Retail

“While comparable sales remain slightly negative, we are encouraged by the increases in traffic and transactions in our North American Retail stores during the third quarter. We delivered positive comp growth performance in our core office products categories, including a solid back-to-school season. Retail comparable store sales were down 2%, despite growing core office supplies by 3% in the quarter. Furniture comps were down slightly, but showed notable improvement over the trends of the past four quarters. Our technology business continues to under-perform our expectations. Comps in overall technology declined 11%, led by desktops, monitors and laptops, which were down 21% during the period. The Company has undertaken several important initiatives that we believe will reverse this trend.

CONSOLIDATED OPERATING PROFIT AND ACCOUNTING CHANGE

At the start of this fiscal year, the Company adopted EITF 02-16, Accounting by a Reseller for Cash Consideration Received From a Vendor. Under this new accounting standard, consideration received from a vendor is now presumed to be a reduction of the cost of the vendor’s products or services. The primary impact to the Company relates to the accounting for cooperative advertising arrangements. Amounts previously classified as a reduction of advertising expense are now reflected as a reduction of cost of goods sold.

Adopting this accounting change at the beginning of the year resulted in a $25.9 million after-tax charge, or $0.08 per share, reflecting the cumulative effect on earnings. Prior periods have not been restated.

The impacts of applying this method in 2003, and the estimated pro forma impact for 2002, are summarized as follows:

(in millions, except per share amounts)
Increase (decrease)

	Third Quarter		Year-To-Date

		Pro Forma		Pro Forma
	2003	2002	2003	2002

Cost of goods sold	$(65.8)	$(55.4)	$(199.0)	$(215.6)
Advertising	62.7	52.2	178.9	195.3
Operating profit	3.1	3.2	20.1	20.3
Net earnings	1.9	2.0	13.1	12.8
Diluted earnings per share*	$0.01	$0.01	$0.04	$0.04

*	From continuing operations before cumulative effect of accounting change

The table below provides a subtotal for segment operating profit. We use this measure of performance to assess the operations of each business unit; and we believe it is useful to investors because it reflects each segment’s direct activity. Our general and administrative expenses primarily consist of personnel and related costs associated with support functions. Because these functions support all segments of our business, we do not consider these costs in determining our segment profitability. Other companies, however, may charge more or less general and administrative expenses to their business segments, and our results therefore may not be comparable to similarly titled measures used by other entities. Our measure of segment operating profit should not be considered as an alternative to operating income or net earnings determined in accordance with generally accepted accounting principles (“GAAP”).

Total Company

	Third Quarter		Year-to-date

($ in millions)	2003	2002	2003	2002

Sales	$3,235.6	$2,870.8	$9,107.1	$8,514.9
COGS and Occupancy Costs	2,220.0	2,020.4	6,272.5	6,025.0

Gross Profit	1,015.6	850.4	2,834.6	2,489.9
Operating and Selling Expenses	720.1	576.7	2,042.7	1,718.6

Segment Operating Profit	295.5	273.7	791.9	771.3
General and Administrative Expenses	146.4	128.7	398.4	366.6
Other Operating Expenses	7.6	2.9	9.0	6.9

Operating Profit	$141.5	$142.1	$384.5	$397.8

Segment Results

International Division
($ in millions)

	Third Quarter				Year-to-Date

	2003		2002		2003		2002

Sales	$777.8	100.0%	$407.4	100.0%	$1,851.2	100.0%	$1,191.7	100.0%
Cost of goods sold and occupancy costs	479.9	61.7%	246.9	60.6%	1,114.2	60.2%	719.0	60.3%

Gross profit	297.9	38.3%	160.5	39.4%	737.0	39.8%	472.7	39.7%
Store and warehouse operating and selling expenses	200.1	25.7%	108.5	26.6%	495.8	26.8%	314.9	26.4%

Segment operating profit	$97.8	12.6%	$52.0	12.8%	$241.2	13.0%	$157.8	13.3%

Sales in the International Division increased 91% (71% in local currency) in the third quarter and 55% (35% in local currency) in the first nine months of 2003 compared to the same periods in 2002. Excluding the acquisition of Guilbert, sales increased 11% (2% in local currency) in the third quarter and 18% (3% in local currency) in the first nine months of 2003 compared to the same periods in 2002. For the quarter and year-to-date, most of our European operations generated mid-single digit growth in local currency. The principal exceptions were France, Germany and Japan, where local economic conditions have been weak.

The change in accounting for vendor arrangements (EITF 02-16) reduced cost of goods sold for the third quarter and first nine months of 2003 by $12.2 million and $28.7 million, and increased advertising expenses by $12.7 million and $28.8 million, respectively. Had this change been adopted in the third quarter and first nine months of 2002, the pro forma impact would have decreased cost of goods sold by $6.9 million and $19.3 million, and increased advertising expense by $6.5 million and $18.6 million, respectively.

Excluding the impact of adopting EITF 02-16, our gross profit percentage was down for the quarter and the first nine months of 2003, reflecting a higher mix of contract sales and increased distribution of prospecting catalogs (which have lower margins) in Europe to support growth into new markets. This was partially offset by better buying and increased purchasing discounts as a result of the Company’s recent Guilbert acquisition.

Store and warehouse operating and selling expenses as a percent to sales, after excluding the impact of EITF 02-16, declined for both the third quarter and year-to-date as a result of strong cost controls and improved operating efficiencies across the Company’s European operations.

Business Services Group
($ in millions)

	Third Quarter				Year-to-Date

	2003		2002		2003		2002

Sales	$1,006.6	100.0%	$1,004.1	100.0%	$2,998.4	100.0%	$2,950.3	100.0%
Cost of goods sold and occupancy costs	684.1	68.0%	689.0	68.6%	2,026.9	67.6%	2,032.2	68.9%

Gross profit	322.5	32.0%	315.1	31.4%	971.5	32.4%	918.1	31.1%
Store and warehouse operating and selling expenses	225.8	22.4%	213.1	21.2%	686.0	22.9%	641.7	21.8%

Segment operating profit	$96.7	9.6%	$102.0	10.2%	$285.5	9.5%	$276.4	9.3%

Sales in the Business Services Group were flat in the third quarter, and increased 2% in the first nine months of 2003 compared to the same periods in 2002. The results reflect growth in the contract channel (3%), offset by declines in the North American catalog businesses. Domestic e-commerce sales grew by 11% during the quarter and 16% for the first nine months of 2003. Contract sales increased in most markets, with the large customer segment growing at faster rates. Furthermore, the average transaction value increased in both the quarter and year-to-date periods.

The change in accounting for vendor arrangements (EITF 02-16) reduced the cost of goods sold for the third quarter and first nine months of 2003 by $17.0 million and $55.3 million, and increased advertising expense by $15.1 million and $46.1 million, respectively. Had this change been adopted in the third quarter and the first nine months of 2002, the pro forma impact would have decreased cost of goods sold by $11.2 million and $61.7 million, and increased advertising expense by $10.0 million and $53.3 million, respectively.

Without the impact of this change in accounting, our gross margin decreased for both the third quarter and year-to-date, reflecting a higher mix of larger national contract accounts, offset by improvement in the Company’s catalog merchandising strategies and continued disciplined pricing. Both the contract and catalog channels continued to benefit from a reduction in warehouse and distribution costs, while simultaneously maintaining our very high customer service levels.

North American Retail Division
($ in millions)

	Third Quarter				Year-to-Date

	2003		2002		2003		2002

Sales	$1,451.9	100.0%	$1,460.2	100.0%	$4,259.8	100.0%	$4,375.2	100.0%
Cost of goods sold and occupancy costs	1,056.5	72.8%	1,084.8	74.3%	3,132.6	73.5%	3,274.8	74.8%

Gross profit	395.4	27.2%	375.4	25.7%	1,127.2	26.5%	1,100.4	25.2%
Store and warehouse operating and selling expenses	294.4	20.3%	255.5	17.5%	861.6	20.2%	762.9	17.5%

Segment operating profit	$101.0	6.9%	$119.9	8.2%	$265.6	6.3%	$337.5	7.7%

North American Retail sales declined by 1% for the third quarter and 3% for the first nine months of 2003 compared to the same periods last year. Comparable sales in the 859 stores open for more than one year declined 2% for the third quarter and 4% for the first nine months of 2003. Retail comparable sales reflected a solid back-to-school season in the Company’s core supplies categories, offset by continued negative comparable sales in technology. Traffic was up 4% in the third quarter and down 1% for the first nine months. The average transaction size was down 5% and 3% for the third quarter and first nine months, respectively, again reflecting continued weakness in technology and furniture sales.

The company has undertaken several important initiatives to improve its technology performance:

First, the Company just completed a several month search for new leadership in this area. We have hired three technology merchants over the past two months, all from consumer electronics retailers. John Lostroscio, VP & GM of Technology, who joins us from Gateway and was previously at CompUSA, is now leading this team.

Second, during the fourth quarter we will re-align our assortment of key technology items which we believe will improve our results in this key category. We are also testing more significant physical and plan-o-gram changes that that are targeted for implementation in early 2004.

Adopting EITF 02-16 reduced the cost of goods sold for the third quarter and first nine months of 2003 by $36.7 million and $115.0 million, and increased advertising expense by $35.0 million and $104.1 million, respectively. Had this change been adopted at the beginning of 2002, the pro forma impact would have decreased cost of goods sold by $37.3 million and $134.6 million, and increased advertising expense by $35.7 million and $123.4 million, respectively, for the third quarter and first nine months of 2002.

Comparing the third quarter and first nine months of 2003 to the same periods in 2002 without the impact of EITF 02-16, gross margins declined 100 and 139 basis points, respectively. Clearance activity related to the Company’s new merchandising initiatives were partially offset by better buying and globally sourced back-to-school products. Operating expenses as a percent to sales rose 37 basis points, reflecting some de-leveraging from softer sales, higher employee benefits costs and increased costs associated with the Company’s new furniture merchandising initiatives.

During the third quarter, the Company opened three new office supply stores, closed one store and relocated four stores in North America. At the end of the third quarter, Office Depot operated a total of 879 office products superstores throughout the U.S. and Canada. The Company remains on track to open a total of 35 new stores in 2003.

Fourth Quarter Outlook

Commenting on the outlook for the fourth quarter and balance of 2003, Mr. Nelson stated, “We anticipate our fiscal fourth quarter to show improvement in our International businesses and continued contribution from the successful integration of our Guilbert acquisition. We also expect improvement in BSG sales and continued tight cost controls in that segment of our business. North American catalog sales are not expected to improve in the quarter.

In our North American retail business segment, comparable sales are anticipated to be generally flat in year-over-year comparisons, as we continue to face challenges in technology and furniture. The good news is that our new initiatives in both of these businesses are expected to yield positive results in 2004.

At the same time, however, we are currently in the process of evaluating several matters that could result in certain charges in the quarter. These matters include a possible loss in connection with (i) the necessary replacement of a warehouse/distribution facility in the United Kingdom due to structural defects relating back to the original construction of the facility and (ii) the possible write-offs of certain investments in Internet startup companies, which we made several years ago.

In addition, our Company remains obligated on certain leases for closed retail stores, most of which were closed as part of the Company’s comprehensive business review in the first quarter of 2001. Since 2001, we have periodically evaluated and updated our estimates of the costs to be incurred under these obligations. We are now reassessing the adequacy of our reserves related to these leases. Based on our current view of the real estate market and current economic conditions and their impact on the amount of time and costs required to sublease or otherwise dispose of our obligations on these remaining leases, we believe this reassessment will likely require an increase to the related reserves.

We have not completed our assessment and evaluation as to the amounts to be provided for these matters, and we are therefore unable to presently estimate the amount of the charges to be incurred as a result of any or all of these matters. However, at this time we do not expect that the aggregate amount of charges to be taken in the quarter will exceed $45 million, before income taxes. With these expected charges, our reported EPS will fall short of current estimates for the quarter. However, our current business forecasts indicate that we would have met consensus estimates of EPS for the quarter but for these charges. We are continuing the assessment process as to all of these matters and expect to determine the appropriate amount of write-offs by the end of fiscal 2003.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 8:00 a.m. (Eastern Time) on 10/16/03. The conference call will be available to all investors via Webcast at www.officedepot.com/companyinfo under Investor Relations. Interested parties may contact Investor Relations at 561-438-1680 for further information on the conference call.

No one sells more office products to more customers in more countries than Office Depot. Founded in 1986 and headquartered in Delray Beach, FL, the company conducts business in 22 countries and employs nearly 50,000 people worldwide. Operating under the Office Depot, Viking Office Products, Viking Direct, 4Sure.com and Guilbert brand names, Office Depot is an industry leader in every distribution channel – from retail stores and contract delivery to catalogs and e-commerce. The company is the world’s number two online retailer – on target to generate $2.5B in sales for FY’03 – and is home to a number of award-winning web sites, including http://www.espanol.officedepot.com/ one of the first fully functional, Spanish-language retail sites.

In North America, Office Depot has more than 870 retail stores in addition to a national business-to-business delivery network supported by 22 delivery centers, more than 60 local sales offices and 13 regional call centers.

The company’s common stock is traded on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index.

Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: Except for historical information, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, including without limitation all of the projections and anticipated levels of future performance, involve risks and uncertainties which may cause actual results to differ materially from those discussed herein. These risks and uncertainties are detailed from time to time by Office Depot in its filings with the United States Securities and Exchange Commission (“SEC”), including without limitation its most recent filing on Form 10-K, filed on March 19, 2003 and subsequent filings on Forms 10-Q and 8-K. You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		39 Weeks Ended

	September 27,	September 28,	September 27,	September 28,
	2003	2002	2003	2002

Sales	$3,235,580	$2,870,781	$9,107,140	$8,514,913
Cost of goods sold and occupancy costs	2,219,984	2,020,352	6,272,450	6,024,991

Gross profit	1,015,596	850,429	2,834,690	2,489,922

Store and warehouse operating and selling expenses	720,119	576,747	2,042,744	1,718,610
General and administrative expenses	146,434	128,729	398,406	366,565
Other operating expenses	7,554	2,882	9,001	6,933

	874,107	708,358	2,450,151	2,092,108

Operating profit	141,489	142,071	384,539	397,814

Other income (expense):
Interest income	1,611	5,550	11,466	13,920
Interest expense	(14,530)	(13,840)	(37,785)	(36,598)
Miscellaneous income, net	3,324	(637)	19,490	3,416

Earnings from continuing operations before income taxes and cumulative effect of accounting change	131,894	133,144	377,710	378,552

Income taxes	40,228	46,013	122,480	132,489

Earnings from continuing operations before cumulative effect of accounting change	91,666	87,131	255,230	246,063

Discontinued operations, net	—	1,041	1,153	1,763

Cumulative effect of accounting change, net	—	—	(25,892)	—

Net earnings	$91,666	$88,172	$230,491	$247,826

Earnings per share from continuing operations before cumulative effect of accounting change:
Basic	$0.30	$0.28	$0.83	$0.80
Diluted	0.29	0.27	0.82	0.77

Cumulative effect of accounting change:
Basic	—	—	(0.08)	—
Diluted	—	—	(0.08)	—

Net earnings per share:
Basic	$0.30	$0.29	$0.75	$0.81
Diluted	0.29	0.28	0.74	0.78

Weighted average number of common shares outstanding:
Basic	310,463	308,282	308,999	306,484
Diluted	315,642	320,701	313,058	325,605

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)
(Unaudited)

	As of	As of
	September 27, 2003	December 28, 2002

ASSETS
Current assets:
Cash and cash equivalents	$822,961	$877,088
Short-term investments	—	6,435
Receivables, net	1,088,935	771,632
Merchandise inventories, net	1,193,772	1,305,589
Deferred income taxes	129,546	143,073
Prepaid expenses and other current assets	74,479	105,898

Total current assets	3,309,693	3,209,715

Fixed assets:
Property and equipment, at cost	2,279,283	2,062,522
Less accumulated depreciation and amortization	1,074,733	944,460

Net fixed assets	1,204,550	1,118,062

Goodwill, net	836,538	257,797
Other assets	450,906	180,238

	$5,801,687	$4,765,812

LIABILITIES
Current liabilities:
Accounts payable	$1,185,688	$1,173,973
Accrued expenses and other liabilities	676,054	662,490
Income taxes payable	144,454	139,431
Current maturities of long-term debt	18,181	16,115

Total current liabilities	2,024,377	1,992,009
Deferred income taxes and other credits	273,307	64,721
Long-term debt, net of current maturities	831,865	411,970

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common stock — authorized 800,000,000 shares of $.01 par value; issued 398,434,870 in 2003 and 393,905,052 in 2002	3,984	3,939
Additional paid-in capital	1,165,213	1,118,028
Unamortized value of long-term incentive stock grant	(904)	(1,295)
Accumulated other comprehensive income	98,395	1,165
Retained earnings	2,258,933	2,028,442
Treasury stock, at cost – 85,407,365 shares in 2003 and 85,389,591 in 2002	(853,483)	(853,167)

	2,672,138	2,297,112

	$5,801,687	$4,765,812

OFFICE DEPOT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	39 Weeks Ended September	39 Weeks Ended September
	27, 2003	28, 2002

Cash flows from operating activities:
Net earnings	$230,491	$247,826
Adjustments to reconcile net earnings to net cash provided by operating activities:
Discontinued operations	(1,153)	(1,763)
Cumulative effect of accounting change	25,892	—
Depreciation and amortization	171,743	149,324
Provision for losses on inventories and receivables	100,110	76,565
Changes in working capital and other	(37,464)	205,303

Net cash provided by operating activities	489,619	677,255

Cash flows from investing activities:
Acquisition, net of cash received	(918,966)	—
Capital expenditures	(145,202)	(142,372)
Proceeds from disposition of assets	41,054	11,332
Sale of short-term investment securities	6,435	—

Net cash used in investing activities	(1,016,679)	(131,040)

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	42,533	83,484
Acquisition of treasury stock	—	(36,380)
Proceeds from issuance of notes	398,880	—
Net payments on long- and short-term borrowings	(3,511)	(250,951)

Net cash provided by (used in) financing activities	437,902	(203,847)

Effect of exchange rate changes on cash and cash equivalents	35,031	32,431

Net (decrease) increase in cash and cash equivalents	(54,127)	374,799
Cash and cash equivalents at beginning of period	877,088	565,388

Cash and cash equivalents at end of period	$822,961	$940,187